CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form 20-F of Play LA Inc. (a development stage company) of our report dated February 12, 2007, on our audit of the balance sheet of Play LA Inc. as of December 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, and for the cumulative period from September 27, 2005 (inception) through December 31, 2006.

Our report, dated February 12, 2007, contains an explanatory paragraph that states that Play LA Inc. has not commenced operations or generated revenue to date and has an accumulated deficit of $73,503 at December 31, 2006.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plan regarding those matters is also described in Note 1 to the financial statements.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

We also consent to the reference in the registration statement to our Firm as experts.

/S/ PETERSON SULLIVAN PLLC

March 22, 2007

Seattle, Washington